SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)*




                             NewPower Holdings Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     COMMON STOCK, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    652463100
--------------------------------------------------------------------------------
                                 (CUSIP Number)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|         Rule 13d-1(b)

      |X|         Rule 13d-1(c)

      |_|         Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.     652463100
              -------------------
--------------------------------------------------------------------------------
  1)    Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

                Tudor Investment Corporation
        ------------------------------------------------------------------------

                22-2514825
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2)    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
             -------------------------------------------------------------------

        (b)        X
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
  3)      SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
  4)      Citizenship or Place of Organization      Delaware
                                                  ------------------------------
--------------------------------------------------------------------------------

                           (5)  Sole Voting Power               0
      Number of Shares                                  ------------------------
      Beneficially          ----------------------------------------------------
      Owned by Each
      Reporting person     (6)  Shared Voting Power             0
      With                                              ------------------------
                            ----------------------------------------------------

                           (7)  Sole Dispositive Power          0
                                                        ------------------------
                            ----------------------------------------------------

                           (8)  Shared Dispositive Power        0
                                                        ------------------------
--------------------------------------------------------------------------------
  9)      Aggregate Amount Beneficially Owned by Each Reporting Person     0
                                                                        --------
--------------------------------------------------------------------------------
 10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                             ---------------------------------------------------
--------------------------------------------------------------------------------
 11)      Percent of Class Represented by Amount in Row 9            0%
                                                            --------------------
--------------------------------------------------------------------------------
 12)      Type of Reporting Person (See Instructions)               CO
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.     652463100
              -------------------
--------------------------------------------------------------------------------
  1)    Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

                Paul Tudor Jones, II
        ------------------------------------------------------------------------

        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2)    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
             -------------------------------------------------------------------

        (b)        X
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
  3)      SEC Use Only
                       ---------------------------------------------------------
--------------------------------------------------------------------------------
  4)      Citizenship or Place of Organization          USA
                                                  ------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power               0
      Number of Shares                                  ------------------------
      Beneficially          ----------------------------------------------------
      Owned by Each
      Reporting person     (6)  Shared Voting Power             0
      With                                              ------------------------
                            ----------------------------------------------------

                           (7)  Sole Dispositive Power          0
                                                        ------------------------
                            ----------------------------------------------------

                           (8)  Shared Dispositive Power        0
                                                        ------------------------
--------------------------------------------------------------------------------
  9)      Aggregate Amount Beneficially Owned by Each Reporting Person     0
                                                                        --------
--------------------------------------------------------------------------------
 10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                            ----------------------------------------------------
--------------------------------------------------------------------------------
 11)      Percent of Class Represented by Amount in Row 9            0%
                                                            --------------------
--------------------------------------------------------------------------------
 12)      Type of Reporting Person (See Instructions)               IN
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.     652463100
              -------------------
--------------------------------------------------------------------------------
  1)    Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

                Tudor Prorietary Trading, L.L.C.
        ------------------------------------------------------------------------

                13-3720063
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2)    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
             -------------------------------------------------------------------

        (b)        X
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
  3)      SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------
  4)      Citizenship or Place of Organization          Delaware
                                                  ------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power               0
      Number of Shares                                  ------------------------
      Beneficially          ----------------------------------------------------
      Owned by Each
      Reporting person     (6)  Shared Voting Power             0
      With                                              ------------------------
                            ----------------------------------------------------

                           (7)  Sole Dispositive Power          0
                                                        ------------------------
                            ----------------------------------------------------

                           (8)  Shared Dispositive Power        0
                                                        ------------------------
--------------------------------------------------------------------------------
  9)      Aggregate Amount Beneficially Owned by Each Reporting Person     0
                                                                        --------
--------------------------------------------------------------------------------
 10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                             ---------------------------------------------------
--------------------------------------------------------------------------------
 11)      Percent of Class Represented by Amount in Row 9            0%
                                                            --------------------
--------------------------------------------------------------------------------
 12)      Type of Reporting Person (See Instructions)               OO
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.     652463100
              -------------------
--------------------------------------------------------------------------------
  1)    Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

                The Tudor BVI Global Portfolio Ltd.
        ------------------------------------------------------------------------

                98-0223576
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2)    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
             -------------------------------------------------------------------

        (b)        X
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
  3)      SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
  4)      Citizenship or Place of Organization          Cayman Islands
                                                  ------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power               0
      Number of Shares                                  ------------------------
      Beneficially          ----------------------------------------------------
      Owned by Each
      Reporting person     (6)  Shared Voting Power             0
      With                                              ------------------------
                            ----------------------------------------------------

                           (7)  Sole Dispositive Power          0
                                                        ------------------------
                            ----------------------------------------------------

                           (8)  Shared Dispositive Power        0
                                                        ------------------------
--------------------------------------------------------------------------------
  9)      Aggregate Amount Beneficially Owned by Each Reporting Person     0
                                                                        --------
--------------------------------------------------------------------------------
 10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)
                                  ----------------------------------------------
--------------------------------------------------------------------------------
 11)      Percent of Class Represented by Amount in Row 9            0%
                                                            --------------------
--------------------------------------------------------------------------------
 12)      Type of Reporting Person (See Instructions)               CO
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.     652463100
              -------------------
--------------------------------------------------------------------------------
  1)    Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

        The Altar Rock Fund L.P.
        ------------------------------------------------------------------------

        06-1558414
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2)    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
             -------------------------------------------------------------------

        (b)        X
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

  3)      SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
  4)      Citizenship or Place of Organization          Delaware
                                                  ------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power               0
      Number of Shares                                  ------------------------
      Beneficially          ----------------------------------------------------
      Owned by Each
      Reporting person     (6)  Shared Voting Power             0
      With                                              ------------------------
                           -----------------------------------------------------

                           (7)  Sole Dispositive Power          0
                                                        ------------------------
                            ----------------------------------------------------

                           (8)  Shared Dispositive Power        0
                                                        ------------------------
--------------------------------------------------------------------------------
  9)      Aggregate Amount Beneficially Owned by Each Reporting Person     0
                                                                        --------
--------------------------------------------------------------------------------
 10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                            ----------------------------------------------------
--------------------------------------------------------------------------------
 11)      Percent of Class Represented by Amount in Row 9            0%
                                                            --------------------
--------------------------------------------------------------------------------
 12)      Type of Reporting Person (See Instructions)               PN
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.     652463100
              -------------------
--------------------------------------------------------------------------------
  1)    Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

             The Raptor Global Portfolio Ltd.
        ------------------------------------------------------------------------

             98-0211544
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2)    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
             -------------------------------------------------------------------

        (b)        X
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
  3)      SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
  4)      Citizenship or Place of Organization          Cayman Islands
                                                  ------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power               0
      Number of Shares                                  ------------------------
      Beneficially          ----------------------------------------------------
      Owned by Each
      Reporting person     (6)  Shared Voting Power             0
      With                                              ------------------------
                            ----------------------------------------------------

                           (7)  Sole Dispositive Power          0
                                                        ------------------------
                            ----------------------------------------------------

                           (8)  Shared Dispositive Power        0
                                                        ------------------------
--------------------------------------------------------------------------------
  9)      Aggregate Amount Beneficially Owned by Each Reporting Person     0
                                                                        --------
--------------------------------------------------------------------------------

 10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                             ---------------------------------------------------
--------------------------------------------------------------------------------

 11)      Percent of Class Represented by Amount in Row 9            0%
                                                            --------------------
--------------------------------------------------------------------------------
 12)      Type of Reporting Person (See Instructions)               CO
                                                            --------------------
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

            NewPower Holdings Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            One Manhattanville Road
            Purchase, NY  10577

Item 2(a).  Name of Person Filing:

            Tudor Investment Corporation ("TIC")
            Paul Tudor Jones, II
            Tudor Proprietary Trading, L.L.C. ("TPT")
            The Altar Rock Fund L.P. ("Altar Rock")
            The Raptor Global Portfolio Ltd. ("Raptor Portfolio")
            The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio")

Item 2(b).  Address of Principal Business Office or, if none, Residence:

            The principal business office of each of TIC, TPT and Altar Rock is:


                           1275 King Street
                           Greenwich, CT 06831

             The principal business office of Mr. Jones is:

                           c/o Tudor Investment Corporation
                           1275 King Street
                           Greenwich, CT 06831

             The principal business office of each of Raptor Portfolio and BVI Portfolio is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherlands Antilles

Item 2(c).   Citizenship:
             Mr. Jones is a citizen of the United States
             TPT is a Delaware limited liability company
             Altar Rock is a Delaware limited partnership
             Each of Raptor Portfolio and BVI Portfolio is a Cayman Islands company

Item 2(d).   Title of Class of Securities:

             Common Stock, par value $0.01 per share

Item 2(e).   CUSIP Number:

             652463100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

        (a) [ ] Broker or Dealer registered under section 15 of the Act
        (b) [ ] Bank as defined in section 3(a)(6) of the Act
        (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
        (d) [ ] Investment Company registered under section 8 of the Investment Company Act
        (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
        (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(1)(ii)(F)
        (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)
                (1)(ii)(G) (Note:  See Item 7)
        (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4. Ownership (As of December 31, 2001).

(a)     Amount Beneficially Owned:  See Item 9 of cover pages

        (b) Percent of Class:  See Item 11 of cover pages

        (c) Number of shares as to which such person has:

            (i)  sole power to vote or to direct the vote
                                                      See Item 5 of cover pages
                                                    ----------------------------

            (ii) shared power to vote or to direct the vote
                                                       See Item 6 of cover pages
                                                    ----------------------------

            (iii)sole power to dispose or to direct the disposition of
                                                       See Item 7 of cover pages
                                                    ----------------------------

            (iv) shared power to dispose or to direct the disposition of
                                                       See Item 8 of cover pages
                                                    ----------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

                    If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10. Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               Dated:       February 1, 2002


                               TUDOR INVESTMENT CORPORATION


                               By:     /s/  Stephen N. Waldman
                                    --------------------------------------------
                                    Stephen N. Waldman
                                    Vice President and Associate General Counsel



                                /s/   Paul Tudor Jones, II
                               -------------------------------------------------
                               Paul Tudor Jones, II


                               THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                               By:  Tudor Investment Corporation,
                                    Trading Advisor


                                    By:   /s/ Stephen N. Waldman
                                       -----------------------------------------
                                       Stephen N. Waldman
                                       Vice President and Associate General
                                         Counsel


                               TUDOR PROPRIETARY TRADING, L.L.C.


                               By:  /s/  Stephen N. Waldman
                                  ----------------------------------------------
                                   Stephen N. Waldman
                                   Vice President and Associate General
                                      Counsel

                               THE ALTAR ROCK FUND L.P.

                               By:  Tudor Investment Corporation,
                                    General Partner


                                    By:   /s/ Stephen N. Waldman
                                       -----------------------------------------
                                       Stephen N. Waldman
                                       Vice President and Associate
                                       General Counsel


                               THE RAPTOR GLOBAL PORTFOLIO LTD.

                               By:  Tudor Investment Corporation,
                                    Investment Advisor


                                    By:  /s/ Stephen N. Waldman
                                       -----------------------------------------
                                       Stephen N. Waldman
                                       Vice President and Associate
                                       General Counsel